UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ITXC Corp.

(Name of Registrant as Specified In Its Charter)

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ITXC CORP.

April 10, 2003

Dear Stockholder:

On behalf of the Board of Directors and management, I am pleased to invite you to the 2003 Annual Meeting of Stockholders of ITXC Corp. The meeting will be held on Wednesday, May 7, 2003 at 10:00 a.m. at the Radisson Hotel Princeton, 4355 Route One, Princeton, New Jersey. A notice of meeting, proxy statement and proxy card are enclosed for your review.

I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

The officers, directors and staff of ITXC sincerely appreciate your continuing support and look forward to meeting with you.

Very truly yours,

TOM EVSLIN

Chairman of the Board

ITXC CORP.

Notice of Annual Meeting

The Annual Meeting of Stockholders of ITXC Corp. will be held at the Radisson Hotel Princeton, 4355 Route One, Princeton, New Jersey on Wednesday, May 7, 2003 at 10:00 a.m., to consider and act upon the election of two directors to serve for a term of three years and the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 10, 2003 are entitled to notice of, and to vote at, the meeting.

THEODORE M. WEITZ

Secretary

Princeton,	New Jersey
April	10, 2003

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

ITXC CORP.

750 College Road East

Princeton, New Jersey 08540

PROXY STATEMENT

The Board of Directors of ITXC Corp. (the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 7, 2003, at the Radisson Hotel Princeton, 4355 Route One, Princeton, New Jersey at 10:00 a.m., and for use at any adjournments thereof (the “Annual Meeting”). The Company is first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about April 10, 2003.

Record Date and Quorum.    Only stockholders of record at the close of business on March 10, 2003 (the “Record Date”) will be entitled to vote at the Annual Meeting. On that date, there were 42,958,162 shares of the Company’s Common Stock (the “Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the outstanding shares of Common Stock will constitute a quorum.

Voting Procedures.    Directors will be elected by a plurality of the votes cast. The approval of any other matter to be submitted to the stockholders will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the nominees described below. Votes will not be considered “cast” if the shares are not voted for any reason, including if an abstention is indicated as such on a written proxy or ballot or if votes are withheld by a broker. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; if a quorum is present, abstentions and broker non-votes will have no effect upon the election of directors or any other matters submitted to stockholders at the Annual Meeting.

Proxies and Revocation.    A proxy card is enclosed. Any stockholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the stockholder must either give written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any stockholder who has given a proxy will not in and of itself revoke the proxy.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. At present there are five directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2006 Annual Meeting and until their successors are elected and have been qualified. Both of the nominees for election, Tom I. Evslin and Frederick R. Wilson, are presently members of the Board. Three other current directors, Edward B. Jordan, Frank Gill and Liam Strong, will continue to serve on the Board until their terms expire in 2004 or 2005.

The nominees for director have consented to being named as nominees in this Proxy Statement and have agreed to serve as directors if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of the nominees listed below. If either or both of the nominees shall become unable or unwilling to serve as a director, the persons named as proxies will have discretion to vote for another person or persons designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable for election.

We have set forth below a description of the current and past five years’ business experience, certain directorships and age of the nominees for director and of each director whose term extends beyond 2003 and thus is continuing in office. The following information is given as of January 31, 2003, and was furnished to the Company by the nominees and the continuing directors.

Nominees

Tom I. Evslin:    Mr. Evslin, a co-founder of the Company, has been Chairman of the Board, Chief Executive Officer, and President since ITXC’s inception in July 1997. From December 1994 until July 1997, he was employed by AT&T, where he designed its Internet strategy and launched and ran its Internet service provider, AT&T WorldNet Service. From December 1991 until December 1994, Mr. Evslin worked for Microsoft, where he last served as General Manager, Server Applications Division from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the board of the Voice On The Net Coalition. Director since 1997. Age: 59.

Mr. Evslin has announced plans to retire as Chief Executive Officer and President of the Company as soon as the Company selects a successor. If he is re-elected to the Board, it is anticipated that Mr. Evslin would serve as a non-executive Chairman of the Board.

Frederick R. Wilson:    Mr. Wilson founded Flatiron Partners, a venture capital firm which primarily invests in technology-oriented companies, in August 1996. For ten years prior to August 1996, he worked for Euclid Partners, an early-stage venture capital firm. Mr. Wilson currently serves on the boards of directors of a number of privately held companies. Director since 1998. Age: 41.

Continuing Director Serving Until 2004

Frank Gill:    Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. Mr. Gill served as Executive Vice President of Intel Corporation from 1995 through his retirement in June 1998, and as Senior Vice President from 1988 through 1995. In addition to serving as a director of ITXC, Mr. Gill currently serves on the boards of directors of Tektronix Inc., Logitech International S.A. and Pixelworks, Inc. Director since 2000. Age: 59.

Continuing Directors Serving Until 2005

Edward B. Jordan:    Mr. Jordan, a co-founder of the Company, has been an Executive Vice President since February 1999, and has served as the Company’s Chief Financial Officer, Secretary and Treasurer since he joined ITXC in September 1997. From September 1997 until February 1999, Mr. Jordan was the Company’s Vice President, Administration. For ten years prior to joining the Company, he was employed by Dialogic Corporation, a manufacturer of computer telephony products, serving first as Controller and then as Chief Financial Officer, Treasurer and Vice President. Prior to joining Dialogic, Mr. Jordan served in the Audit Department of Deloitte & Touche from 1982 to 1986. He is a certified public accountant. Director since 1998. Age: 42.

Liam Strong:    Mr. Strong was appointed the President and Chief Executive Officer of “new” Teleglobe in February 2003. From 1997 through January 2001, he served as the President and Chief Executive Officer of MCI Worldcom International (global voice communications carrier). Prior to joining MCI Worldcom, he served as the Chief Executive Officer of Sears PLC (retailer) from 1992 through 1997, as Marketing and Operations Director of British Airways (transportation) from 1988 through 1991 and in various capacities with Reckitt & Coman (consumer products; 1971-1988) and Proctor & Gamble (consumer products; 1967-1971). Mr. Strong is a member of the Governing Council of the Ashridge Business School and Chairman of Telecoms Advisory Board in the UK government home office. Director since 2002. Age: 58.

The Company’s Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a CEO Committee. During 2002, the Board of Directors held 9 meetings, the Audit Committee held 4 meetings and the Compensation Committee held 4 meetings. As Mr. Evslin is the sole member of the CEO Committee, that entity does not conduct formal meetings. During 2002, no director other than Mr. Strong attended less than 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which he was a member.

The Audit Committee consists of Messrs. Wilson, Gill and Strong, with Mr. Wilson serving as Chairman. The Audit Committee selects the firm to be appointed as independent accountants to audit ITXC’s financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews the Company’s year-end operating results with management and the independent accountants; considers the adequacy of ITXC’s internal accounting and control procedures; reviews the non-audit services to be performed by the independent accountants, if any; and evaluates the accountants’ independence.

The Compensation Committee consists of Messrs. Gill, Strong and Wilson, with Mr. Gill serving as Chairman. The Compensation Committee reviews, recommends and approves compensation arrangements for executive officers and other senior level employees, and administers certain benefit and compensation plans and arrangements.

The CEO Committee, composed solely of Mr. Evslin, grants stock options and determines the basic terms of option grants to certain employees under ITXC’s stock incentive plan in accordance with the terms set for that plan by the Compensation Committee. The stock incentive plan grants the CEO Committee this authority with respect to persons other than directors, specified executive officers, consultants and other individuals identified by the Compensation Committee.

The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director, continuing director or executive officer of the Company and any other director, continuing director or executive officer of the Company.

Outside Director Compensation

Commencing with the 2002 Annual Meeting, non-employee directors (excluding Mr. Wilson) received annual fees of $15,000, meeting fees of $1,500 per meeting and an initial option grant covering 30,000 shares of Common Stock. Starting April 1, 2003, all non-employee directors will receive a retainer of $5,000 per quarter, meeting fees of $1,500 per meeting and an initial option grant covering 50,000 shares of Common Stock. Effective January 1, 2003, Mr. Wilson began to be compensated as a non-employee director. As part of the transition in compensation, Mr. Wilson will receive a fee of $3,750 for the first three months of 2003 and an option grant covering 50,000 shares and Messrs. Gill and Strong will receive option grants covering 20,000 shares as of March 31, 2003, so that each of their option grants will also be at the 50,000 share level.

Securities Ownership of Management and Others

The following table sets forth the beneficial ownership of shares of Common Stock as of January 31, 2003 by each stockholder of the Company known to own more than five percent of the Common Stock, by the directors of the Company and nominees for election to the Board, by the executive officers named in the Summary Compensation Table below and by all directors, nominees and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors, nominees and executive officers.

Name	Shares Beneficially Owned		Percentage
Executive Officers and Directors
Tom I. Evslin	7,178,362	(1)(2)	16.47%
Edward B. Jordan	1,448,108	(1)(3)	3.30%
Steven J. Ott	432,111	(1)	1.00%
Eric G. Weiss	317,655	(1)	*
Theodore M. Weitz	26,923	(1)(4)	*
Frank Gill	29,240	(1)	*
Liam Strong	0		*
Frederick R. Wilson	330,211	(5)	*
All executive officers, directors and nominees as a group (9 persons)	9,747,662	(1)	21.52%

Other 5% Stockholders
Spectrum Equity Investors II, L.P	4,079,542	(6)	9.53%

*	Represents less than one percent.

(1) The table above includes the following number of shares which the following persons may acquire under options and warrants held as of January 31, 2003 and exercisable within 60 days of such date:

Tom I. Evslin	770,162
Edward B. Jordan	1,109,604
Steven J. Ott	312,582
Eric G. Weiss	239,582
Theodore M. Weitz	21,250
Frank Gill	12,500
All executive officers and directors as a group	2,465,680

(2) Includes 1,025,833 shares beneficially owned by Mr. Evslin’s spouse. Also includes 459,000 shares held by The Evslin Family Foundation, Inc., a charitable foundation for which Mr. and Mrs. Evslin serve as two of the three trustees. With the exception of shares held with his spouse as joint tenants, Tom I. Evslin disclaims beneficial ownership of the shares owned beneficially by his spouse directly and as trustee, as well as the shares owned by the charitable foundation. Mr. Evslin’s principal business address is 750 College Road East, Princeton, New Jersey 08540.

(3) Mr. Jordan’s shares include 24,700 shares beneficially owned by his children, who are minors. Mr. Jordan disclaims beneficial ownership of the shares beneficially owned by his children.

(4) Includes 250 shares held through a 401(k) plan.

(5) These shares are held by F.J. Wilson Partners, L.P., of which Mr. Wilson is a general partner. Mr. Wilson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6) Based on information provided by Spectrum Equity Investors II, L.P. in its Schedule 13G/A filed on February 8, 2003. The principal business address of Spectrum Equity Investors II, L.P. is One International Place, Boston, Massachusetts 02110.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such securities with the SEC and NASDAQ. Such persons are required by applicable regulations to provide the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no forms were required, the Company believes that all filing requirements applicable to its officers, directors and known ten percent stockholders were complied with during 2002.

EXECUTIVE COMPENSATION

The following table sets forth the total cash and non-cash compensation that ITXC paid or accrued during the years ended December 31, 2002, 2001 and 2000 with respect to its Chief Executive Officer and the individuals who, during 2002, were the four other most highly compensated executive officers of the Company (the “named executive officers”). The principal components of these individuals’ current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. The Company has also described below other compensation these individuals received under employment agreements and ITXC’s stock incentive plan.

Summary Compensation Table

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Number of Securities Underlying Options/SARs (#)(1)
Tom I. Evslin	2002	301,154	185,250	(2)	—
Chairman of the Board,	2001	295,725	280,125	(2)	500,000
President and Chief Executive Officer	2000	299,038	272,787	(2)	—

Edward B. Jordan	2002	186,539	122,489	(2)	—
Executive Vice President	2001	195,385	179,650	(2)	150,000
and Chief Financial Officer	2000	194,808	186,097	(2)	50,000

Steven J. Ott	2002	125,000	173,086	(3)	—
Executive Vice President of	2001	124,519	210,160	(3)	125,000
Global Sales	2000	100,000	146,823	(3)	40,000

Theodore M. Weitz (4)	2002	176,923	84,094	(2)	—
Vice President, General Counsel and Secretary	2001	70,673	38,719	(2)	85,000

Eric G. Weiss	2002	167,692	93,171	(2)	—
Executive Vice President	2001	159,231	113,695	(2)	250,000	(5)
and Chief Operating Officer	2000	122,769	57,258	(2)	75,000

(1)	Includes shares covered by options granted in 2001 to replace canceled options pursuant to ITXC’s Option Cancellation Program, as follows: Mr. Evslin: 0 shares; Mr. Jordan: 50,000 shares; Mr. Ott: 0 shares; Mr. Weiss: 125,000 shares and Mr. Weitz 0 shares.
(2)	Bonuses for 2002 include some bonuses that were earned in 2002 but were not paid until 2003. Bonuses for 2001 include some bonuses that were earned in 2001 but were not paid until 2002. Bonuses for 2000 include some bonuses that were earned in 2000 but were not paid until 2001.
(3)	Consists of commissions earned by Mr. Ott.
(4)	Mr. Weitz joined ITXC in July of 2001.
(5)	Of the options granted to Mr. Weiss in 2001, options covering 50,000 shares were granted, canceled and re-granted. In the table above, such options account for 100,000 of the 250,000 shares covered by options granted during 2001.

The following table presents information regarding the number of stock options held by the named executive officers at December 31, 2002 and the value of in-the-money stock options held by such persons at December 31, 2002. The calculation of the value of unexercised options is based upon a market price of $2.32 per share, representing the closing sale price of one share of the Company’s common stock on December 31, 2002. None of the named executive officers received or exercised any stock options during 2002.

	Number of Shares Underlying Unexercised Options at Fiscal Year-end (#)		Value of Unexercised In-the-Money Options at Fiscal Year-end ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Tom I. Evslin	125,000	375,000	—	—
Edward B. Jordan	875,000	75,000	1,158,000	—
Steven J. Ott	300,082	113,750	425,791	—
Eric G. Weiss	239,582	143,750	287,264	—
Theodore M. Weitz	21,250	63,750	—	—

Employment Agreements

Tom I. Evslin.    The Company’s employment agreement with Mr. Evslin, the Company’s Chairman, President and Chief Executive Officer, expired on March 31, 2003. Under that agreement, Mr. Evslin was entitled to receive a base salary in 2002 of not less than $300,000 and annual bonuses which could have amounted to 100% or more of base salary. The actual amount of bonuses paid was determined by the Compensation Committee before the start of the year in which the bonus was to be paid and was contingent upon ITXC’s achieving certain performance objectives. Mr. Evslin was eligible to receive an additional bonus under the Company’s cash incentive plan. Notwithstanding the above, the Company and Mr. Evslin entered into an amendment of his employment agreement under which his base salary for services rendered during the first quarter of 2002 was to be reduced to one dollar unless the Company met a specific performance standard for the first quarter of 2002. This standard was met.

Mr. Evslin’s employment agreement prohibits him from being employed by a competing business for a period of one year after his employment is terminated by the Company without cause or by him with or without good reason. The Company can extend this restriction against competition for up to an additional 12 months, provided that the Company pays Mr. Evslin additional proportionate severance amounts.

Tom I. Evslin has announced his intention to retire from his positions as CEO and President as soon as his successor can be selected. In connection with that announcement, the Company intends to offer to certain executive officers (Edward B. Jordan, Steven J. Ott, Eric G. Weiss, Theodore M. Weitz and John Landau) an employment agreement for a limited term that will provide to each such executive officer certain benefits in the event that his employment is terminated without cause. In such event, such individuals would be entitled to receive their salary through the end of the term and certain bonus payments, as well as related benefits described in the agreement. In general, benefits will not extend more than one year after a change in the chief executive officer or a change in control; in no event will benefits extend beyond October 1, 2005 absent a subsequent amendment to the agreement.

Compensation Committee Interlocks and Insider Participation

During 2002, Messrs. Gill, Strong and Wilson participated on the Company’s Compensation Committee. None of the members of ITXC’s Compensation Committee served as an officer or employee of ITXC or any of its subsidiaries during 2002.

1998 Incentive Stock Option Plan

Under the Company’s stock incentive plan, incentive stock options and non-qualified stock options to purchase shares of Common Stock may be granted to directors, officers, employees and consultants. Under the plan, the Company may also issue stock appreciation rights, either alone or in connection with options, restricted stock awards and performance awards. As of December 31, 2002, the Company had not issued any such stock appreciation rights, restricted stock awards or performance awards.

On January 1 of each year, the number of shares of Common Stock available for issuance under the plan will be increased by the least of:

•	2,000,000 shares;

•	3% of the outstanding shares; or

•	a number of shares determined by the Board of Directors.

The plan provides that in the event of a change in control, all options outstanding on that date will be immediately and fully exercisable upon termination of an option holder’s employment or service for certain specified reasons within twelve months following the change in control. In addition, under certain circumstances, upon such specified termination, an option holder may be permitted to exchange any unexercised options for a cash payment.

The following table gives information, as of December 31, 2002, about options, warrants and rights granted under the Company’s stock incentive plan, which represents the only equity compensation plan utilized by the Company. Warrants granted to the Company’s Chief Executive Officer and Chief Financial Officer as part of a bridge financing effected prior to the time that the Company became a public company are not included in this table.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	6,299,983	$4.94	3,815,725
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	6,299,983	$4.94	3,815,725

Employee Stock Purchase Plan

The Company has an employee stock purchase plan intended to meet the qualifications for such a plan under applicable federal income tax laws. The plan is administered by the Compensation Committee. The number of shares available for purchase under the plan as of December 31, 2002 was 1,745,074 shares of common stock and will increase on January 1 of each subsequent year in an amount equal to the least of:

•	600,000 shares of common stock;

•	1% of the common stock outstanding on January 1; or

•	a number of shares of common stock specified by the Board of Directors.

During periods when employees are permitted to make purchases, the purchase price of the shares of common stock will be equal to 85% of the lesser of:

•	the fair market value of the common stock on the employee’s entry date into the applicable offering period; or

•	the fair market value of the common stock on the date of purchase.

However, the purchase price for any employee whose entry date is other than the start date of an offering period shall not be less than 85% of the fair market value of the common stock on the start date of that offering period.

In the event of a change in control, each outstanding purchase right shall automatically be exercised. ITXC will use its best efforts to provide written notice in advance of the occurrence of any of these transactions. Upon receipt of such notice, employees may terminate their outstanding purchase rights.

Cash Incentive Plan

The Company maintains a cash incentive plan to encourage and reward its employees for their contributions to ITXC’s performance. All employees, except salespeople, are eligible to participate in this plan. Employees who are eligible receive bonuses calculated according to a formula which takes into account individual performance and Company performance.

CERTAIN TRANSACTIONS

The Company has an ongoing business relationship with VocalTec Communications, Inc. (“VocalTec”). During 2002, ITXC purchased gateways and other hardware and software from VocalTec at a total purchase price of approximately $2.2 million. In addition, during 2002, the Company repurchased approximately 3,780,000 of its shares from VocalTec, which previously had been a principal stockholder of ITXC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for implementing, overseeing and administering the Company’s overall compensation policy. The basic objectives of that policy are to (a) provide compensation levels that are fair and competitive with peer companies, (b) align pay with performance and (c) where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives. Overall, the Company’s compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company’s Chief Executive Officer and the Company’s other executive officers, are outlined below.

Executive officer compensation is, in large part, determined by the individual officer’s ability to achieve his or her performance objectives. Each of ITXC’s executive officers participates in the development of an annual business strategy from which individual objectives are established and performance goals are measured periodically. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of Mr. Evslin’s objectives, by the Board of Directors.

During 2001, the Company amended the Chief Executive Officer’s employment agreement, extending it for an additional two years. No changes were made in Mr. Evslin’s salary or bonus arrangements, except for Mr. Evslin’s voluntarily tying his first quarter 2002 salary and bonus to the satisfaction of a performance objective. This agreement did not provide for any increase in his salary or bonus over prior levels in the event that the Company met its threshold. The employment agreement provided for severance in the event of a change in control and confirmed the grant to the Chief Executive Officer of stock options covering 500,000 shares of the Company’s Common Stock. The exercise price of those options is $7.18 per share. This Committee continues to believe that aligning the Chief Executive Officer’s compensation with the performance of the Company is in the best interests of the Company and its stockholders.

Base Pay

Initially, base pay was established at levels that were considered to be sufficient to attract experienced personnel but which would not exhaust available resources. As the Company has grown, the Company’s compensation focus continues to emphasize other areas of compensation. Executive officers understand that their principal opportunities for substantial compensation lay not in enhanced base salary, but rather through appreciation in the value of previously granted stock options. Thus, base pay has not represented the most critical element of executive officer compensation.

Mr. Evslin has an employment contract that establishes his base pay. Given Mr. Evslin’s equity ownership in the Company and the stock options granted to him, the Compensation Committee recognizes that the Chief Executive Officer’s principal financial incentives are more directly related to the market price of the Company’s Common Stock than to the dollar amount of cash compensation paid to him.

Bonus

The Company maintains a cash incentive plan for non-commission employees, including each of the executive officers other than Steven J. Ott. Each such executive officer is eligible to receive a bonus under the Company’s cash incentive plan if such officer achieves his or her individual performance objectives and the Company achieves its performance goals. For 2002, the Company’s performance goals were based on the Company’s actual performance against its budgeted performance. The Board’s semi-annual review of the Chief Executive Officer’s performance determines whether he will receive a bonus for individual performance under the Company’s cash incentive plan. The Chief Executive Officer, in turn, reviews his “direct reports” on a semi-annual basis to determine whether individual bonuses have been earned by those employees. Bonuses payable with respect to the Company’s performance are payable quarterly. Employees have different bonus targets, depending on their position within the Company.

Of the named executive officers, Mr. Ott is the only officer whose bonuses includes commissions. Commission-based compensation is considered to be appropriate for Mr. Ott in light of his position as Executive Vice President of Global Sales.

Stock Options

The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants’ interests and risks with the interests and risks of the Company’s public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. Options that have been granted to executive officers typically carry four-year vesting schedules. Officers who leave the Company’s employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company’s employ for the entire vesting period. Stock option grants have been based upon amounts deemed necessary to attract qualified employees and amounts deemed necessary to retain such employees and to equitably reward high performance employees for their contributions to the Company’s development.

For most of the Company’s executive officers, stock options generally constitute an important portion of the Company’s compensation program.

The Compensation Committee believes that an appropriate compensation program can help in fostering competitive operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates the performance of individuals, the Company and the Company’s Common Stock.

This report has been furnished by the Compensation Committee of ITXC’s Board of Directors.

Frank Gill, Chairman

Liam Strong

Frederick R. Wilson

Audit Committee Matters

Independence of Audit Committee Members.    The Company’s Common Stock is listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(14) of the National Association of Securities Dealers’ Marketplace rules.

Audit Committee Report.    In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002:

(1) the Audit Committee reviewed and discussed the Company’s year-end audited financial statements with the Company’s management;

(2) the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by SAS 61;

(3) the Audit Committee received and reviewed the written disclosures and the letter from the Company’s independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company’s independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s year-end audited financial statements be included in the 2003 Annual Report on Form 10-K.

By:    The Audit Committee of the Board of Directors

Frederick R. Wilson, Chairman

Frank Gill

Liam Strong

Accounting Fees and Other Accounting Matters

Audit Fees.    The Company was billed $262,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during 2002.

Financial Information Systems Design Implementation Fees.    The Company was not billed any fees for any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC’s Regulation S-X (in general, information technology services) rendered by the Company’s principal accountant during the year ended December 31, 2002.

All Other Fees.    The Company was billed $227,000 for non-audit services (other than the non-audit services described above) rendered by the Company’s principal accountant during the year ended December 31, 2002. Such fees were primarily related to tax compliance and tax consulting services.

Other Matters.    The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company’s principal accountant.

Performance Graph

The following graph compares the percentage changes in the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market—United States Index, the J.P. Morgan Hambrecht & Quist Internet Index (which was discontinued during 2002) and the Nasdaq Telecommunications Index for the period from September 28, 1999 (the date on which the Common Stock was first publicly traded) through December 31, 2002. For purposes of the graph, it is assumed that the value of the investment in ITXC’s Common Stock and each index was 100 on September 28, 1999 and that all dividends were reinvested. The first datapoint reflected for the Company is the initial public offering price of the Common Stock.

COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN*

AMONG ITXC CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE JP MORGAN H&Q INTERNET 100 INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

	12/99	12/00	12/01	12/02
ITXC CORP.	280.21	57.82	59.92	19.33
NASDAQ STOCK MARKET (U.S)	147.90	89.04	70.64	48.84
JP MORGAN H&Q INTERNET 100	214.29	82.45	53.05	N.A.
NASDAQ TELECOMMUNICATIONS	145.62	62.07	41.54	19.14

*	$100 INVESTED ON 9/28/99 IN STOCK OR ON 8/31/99 IN INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

OTHER MATTERS

Costs

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

Ernst & Young LLP has audited all periods since the Company’s inception. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders. The Audit Committee of the Board of Directors has not yet met to select independent accountants to audit and report on the Company’s financial statements for the year ending December 31, 2003.

Other Matters to be Presented

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Stockholder Proposals

If a stockholder of the Company wishes to have a proposal included in the Company’s proxy statement for the 2004 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by December 11, 2003 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2004 Annual Meeting.

If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by-laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by-laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2004 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no earlier than January 3, 2004, and no later than February 2, 2004, to be presented at the meeting. If, however, the date of next year’s Annual Meeting is earlier than April 7, 2004, or later than July 6, 2004, the earliest date will be 120 days prior to the meeting date and the latest date will be the later of the 90th day before the meeting date or the tenth day after the Company publicly announces the date of the 2004 Annual Meeting.

Any such notice must provide the information required by the Company’s by-laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any). Under rules promulgated by the Securities and Exchange Committee, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above.

By Order of the Board of Directors,

Theodore M. Weitz,

Secretary

April 10, 2003

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2002, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

ITXC CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS,

May 7, 2003

The undersigned hereby appoints Theodore M. Weitz and Edward B. Jordan and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of the Company to be held on May 7, 2003, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

1.	Election of the Board’s nominees for Director. (The Board of Directors recommends a vote “FOR”.)

☐  FOR the nominees listed below

☐  WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for the nominees listed below

Nominees:	Tom I. Evslin
Frederick R. Wilson

Instruction: To withhold authority to vote for any individual nominee, write that name in the space provided above.

2.	Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

UNLESS OTHERWISE SPECIFIED IN THE SQUARE OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD’S NOMINEES.

Dated:                                                                          , 2003

Signed

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.